STOCK EXCHANGE AGREEMENT


                                AMONG

             DOVER PETROLEUM CORP., a Nevada corporation


                                 AND


  THE HOLDERS OF ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF

         DOVER PETROLEUM EGYPT I, INC., a Florida corporation


                          February 26, 2002

                          TABLE OF CONTENTS


                                                                  Page

1.    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.    Exchange of Dover Petroleum Shares for Dover Egypt Shares. . . 3
      2.1   Basic Transaction. . . . . . . . . . . . . . . . . . . . 3
      2.2   Exchange . . . . . . . . . . . . . . . . . . . . . . . . 3
      2.3   The Closing. . . . . . . . . . . . . . . . . . . . . . . 3
      2.4   Deliveries at the Closing. . . . . . . . . . . . . . . . 3

3.    Due Diligence Review Period. . . . . . . . . . . . . . . . . . 4
      3.1   Due Diligence Review . . . . . . . . . . . . . . . . . . 4
      3.2   Termination. . . . . . . . . . . . . . . . . . . . . . . 4

4.    Representations and Warranties Concerning the Transaction. . . 4
      4.1   Representations and Warranties of the Shareholders . . . 4
      4.2   Representations and Warranties of Dover Petroleum. . . . 6
      4.3   Representations and Warranties Concerning the
            Transaction6

5.    Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . 9
      5.1   General. . . . . . . . . . . . . . . . . . . . . . . . . 9
      5.2   Notices and Consents . . . . . . . . . . . . . . . . . . 9
      5.3   Operation of Business. . . . . . . . . . . . . . . . . .10
      5.4   Preservation of Business . . . . . . . . . . . . . . . .10
      5.5   Full Access. . . . . . . . . . . . . . . . . . . . . . .10
      5.6   Notice of Developments . . . . . . . . . . . . . . . . .10
      5.7   Exclusivity. . . . . . . . . . . . . . . . . . . . . . .10

6.    Post-Closing Covenants . . . . . . . . . . . . . . . . . . . .10
      6.1   General. . . . . . . . . . . . . . . . . . . . . . . . .10
      6.2   Confidentiality. . . . . . . . . . . . . . . . . . . . .10

7.    Conditions to Obligation to Close. . . . . . . . . . . . . . .11
      7.1   Conditions to Obligation of Dover Petroleum. . . . . . .11
      7.2   Conditions to Obligation of the Shareholders . . . . . .11

8.    Survival and Indemnification . . . . . . . . . . . . . . . . .12
      8.1   Survival of Representations and Warranties . . . . . . .12
      8.2   Indemnification Provisions for Benefit of Dover
            Petroleum12
      8.3   Indemnification Provisions for Benefit of the
            Shareholders . . . . . . . . . . . . . . . . . . . . . .12
      8.4   Matters Involving Third Parties. . . . . . . . . . . . .12
      8.5   Other Indemnification Provisions . . . . . . . . . . . .13

9.    Termination. . . . . . . . . . . . . . . . . . . . . . . . . .13
      9.1   Termination of Agreement . . . . . . . . . . . . . . . .13
      9.2   Effect of Termination. . . . . . . . . . . . . . . . . .14

10.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .14
      10.1  Amendments and Waivers . . . . . . . . . . . . . . . . .14
      10.2  Construction . . . . . . . . . . . . . . . . . . . . . .14
      10.3  Counterparts . . . . . . . . . . . . . . . . . . . . . .14
      10.4  Entire Agreement . . . . . . . . . . . . . . . . . . . .14
      10.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . .14
      10.6  Facsimile Execution. . . . . . . . . . . . . . . . . . .14
      10.7  Governing Law. . . . . . . . . . . . . . . . . . . . . .14
      10.8  Headings . . . . . . . . . . . . . . . . . . . . . . . .15
      10.9  Incorporation of Exhibits, Annexes, and Schedules. . . .15
      10.10 Nature of Certain Obligations. . . . . . . . . . . . . .15
      10.11 No Third-Party Beneficiaries . . . . . . . . . . . . . .15
      10.12 Notices. . . . . . . . . . . . . . . . . . . . . . . . .15
      10.13 Press Releases and Public Announcements. . . . . . . . .15
      10.14 Severability . . . . . . . . . . . . . . . . . . . . . .15
      10.15 Specific Performance . . . . . . . . . . . . . . . . . .15
      10.16 Submission to Jurisdiction . . . . . . . . . . . . . . .16
      10.17 Succession and Assignment. . . . . . . . . . . . . . . .16



Exhibit 4.3  Disclosure Schedule
Exhibit 4.3(a)          The Transaction Documents
                       STOCK EXCHANGE AGREEMENT


 Stock Exchange Agreement (the "Agreement") entered into on February 26, 2002, by and among Dover Petroleum Corp., a Nevada corporation ("Dover Petroleum") and the holders (collectively, the "Shareholders") of all of the issued and outstanding $.0001 par value common stock (the "Dover Egypt Shares") of Dover Petroleum Egypt I, Inc., a Florida corporation ("Dover Egypt"). Dover Petroleum and the Shareholders are hereinafter referred to collectively as the "Parties."

 This Agreement contemplates a transaction in which Dover Petroleum will exchange One Million Six Hundred Thousand (1,600,000) of the $.001 par value common shares of Dover Petroleum (the "Dover Petroleum Shares") with the Shareholders for the Dover Egypt Shares, whereupon Dover Egypt will become a wholly owned Subsidiary of Dover Petroleum.

 Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    Definitions.

 "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Dover Petroleum" has the meaning set forth in the preface above.

      "Dover Petroleum Shares" has the meaning set forth in the preface above.

 "Applicable Rate" means the prime rate of interest announced from time to time by First Union National Bank per annum.

 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

 "Closing" has the meaning set forth in Paragraph 2.3 below.

 "Closing Date" has the meaning set forth in Paragraph 2.3 below.

 "Code" means the Internal Revenue Code of 1986, as amended.

 "Confidential Information" means any information concerning the business and affairs of Dover Egypt that is not already generally available to the public.

 "Disclosure Schedule" has the meaning set forth in Paragraph 4.3 below.

 "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

 "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

 "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

 "Indemnified Party" has the meaning set forth in Paragraph 8.4 below.

 "Indemnifying Party" has the meaning set forth in Paragraph 8.4 below.

 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

 "Knowledge" means actual knowledge after reasonable investigation.

 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

 "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

 "Most Recent Financial Statements" has the meaning set forth in Paragraph 4.3(h) below.

 "Most Recent Fiscal Period" has the meaning set forth in Paragraph
4.3(h) below.

 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

 "Party" has the meaning set forth in the preface above.

 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 "Securities Act" means the Securities Act of 1933, as amended.

 "Securities Exchange Act" means the Securities Exchange Act of
1934, as amended.

 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

 "Shareholders" has the meaning set forth in the preface above.

      "Dover Egypt" has the meaning set forth in the preface above.

      "Dover Egypt Shares" has the meaning set forth in the preface above.

 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 "Third Party Claim" has the meaning set forth in Paragraph 8.4(a) below.

      2.    Exchange of Dover Petroleum Shares for Dover Egypt Shares.

       2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Dover Petroleum agrees to acquire from each of the Shareholders and each of the Shareholders agrees to transfer to Dover Petroleum, such amount of the Dover Egypt Shares owned by each such Shareholder for the number of Dover Petroleum Shares specified below in this Paragraph 2.

       2.2 Exchange. Dover Petroleum agrees, at the Closing, to deliver to each Shareholder one (1) Dover Petroleum Share for each one (1) Dover Egypt Share held by such Shareholder. The respective holdings of Dover Egypt Shares by each Shareholder is as set forth in Paragraph 1 of Exhibit 4.1.

       2.3 The Closing. The closing of the exchange transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Edward H. Gilbert, P.A. in Boca Raton, Florida, commencing at 10:00 a.m. local time on or before March 31, 2002, or such other date as Dover Petroleum and the Shareholders may mutually determine (the "Closing Date").

       2.4  Deliveries at the Closing. At the Closing:

            (a) each Shareholder will deliver to Dover Petroleum the various certificates, instruments, and documents referred to in Paragraph 7.1 below;

            (b) Dover Petroleum will deliver to the Shareholders the various certificates, instruments, and documents referred to in Paragraph 7.2 below;

            (c) each Shareholder will deliver to Dover Petroleum stock certificates representing all of such Shareholder's
      Dover Egypt Shares, endorsed in blank or accompanied by duly executed assignment documents; and

            (d) Dover Petroleum will deliver to each of the Shareholders, either the Dover Petroleum Shares or an executed irrevocable instruction (the "Issuance Instruction") to the transfer agent of Dover Petroleum (the "Transfer Agent") directing the Transfer Agent to issue the Dover Petroleum Shares in accordance herewith.

      3.    Due Diligence Review Period.

       3.1 Due Diligence Review. Dover Petroleum shall have a period of time (the "Due Diligence Review Period") commencing upon the date of execution hereof by the Parties hereto and ending at 5:00 P.M. fifteen (15) business days thereafter (the "Due Diligence Review Period Expiration Date") to review such business, legal and accounting due diligence matters, in such manner as Dover Petroleum may deem necessary or appropriate, associated with Dover Egypt and the Dover Egypt Shares.

       3.2 Termination. Dover Petroleum shall have the absolute right to terminate this Agreement, in the exercise of the sole and exclusive discretion of Dover Petroleum, at any time prior to the expiration of the Due Diligence Review Period Expiration Date. If Dover Petroleum elects to cancel this Agreement, Dover Petroleum shall deliver written notice to Shareholders of such election prior to the Due Diligence Review Period Expiration Date, and thereupon, this Agreement shall terminate and the Parties hereto shall be released from any further obligation hereunder.

      4.    Representations and Warranties Concerning the Transaction.

       4.1 Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to Dover Petroleum that the statements contained in this Paragraph 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.1) with respect to such Shareholder.

            (a) Organization of Certain Shareholders. If the Shareholder is a corporation or other entity, the Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

            (b) Authorization of Transaction. Each Shareholder has full power and authority (including, if the Shareholder is a corporation or other organization, full organizational power and authority) to execute and deliver this Agreement and to perform the obligations of Shareholder hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the exchange transaction contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the exchange transaction contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Shareholder is subject or, if a Shareholder is an entity, any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which any Shareholder is bound or to which any of the assets of such Shareholder is subject.

            (d) Brokers' Fees. No Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the exchange transaction contemplated by this Agreement for which Dover Petroleum could become liable or obligated.

            (e)   Investment.  Each Shareholder:

             (1) understands that the Dover Petroleum Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which depends upon, among other things, the accuracy of the required representations and warranties of Shareholders;

             (2) that there shall be imprinted on the face of each certificate representing the Dover Petroleum Shares acquired by Shareholders the following legend:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

             (3) understands that the Dover Petroleum Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available, and Shareholders acknowledge that Dover Petroleum shall have no obligation whatsoever to register the Dover Petroleum Shares under that Act;

             (4) understands the provisions of Rule 144 (the "Rule") promulgated under the Act permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule;

             (5) is acquiring the Dover Petroleum Shares solely for the account of such Shareholder for investment purposes, and not with a view to the distribution thereof;

             (6) is a sophisticated investor with knowledge and experience in business and financial matters;

             (7) has had the opportunity to obtain such information as such Shareholder desired in order to evaluate the merits and the risks inherent in acquiring and holding the Dover
      Petroleum Shares;

             (8) is able to bear the economic risk and lack of liquidity inherent in holding the Dover Petroleum Shares; and

             (9) is familiar with the requirements to be designated as an Accredited Investor, and is an Accredited Investor.

            (f) Lack of Information. Shareholders understand that Shareholders are acquiring the Dover Petroleum Shares without being furnished any offering literature or prospectus. THE SHAREHOLDERS ACKNOWLEDGES THAT SHAREHOLDERS HAVE OBTAINED SUCH INFORMATION OR DATA AS SHAREHOLDERS MAY DEEM APPROPRIATE IN ORDER TO PROVIDE THE SHAREHOLDERS WITH THE BASIS OF MAKING AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE ACQUISITION OF THE DOVER PETROLEUM SHARES. The Shareholders have been given the opportunity to meet with representatives of Dover Petroleum and to have such representatives answer any questions and provide any additional information regarding the terms and conditions of an investment in the Dover Petroleum Shares as deemed relevant by the Shareholder or as a result of any independent investigations made by any Shareholder or by any Shareholder's representative.

            (g) Dover Egypt Shares. Each Shareholder holds of record and owns beneficially the number of Dover Egypt Shares set forth next the name of such Shareholder on Exhibit 4.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.
       No Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the
      Shareholder to sell, transfer, or otherwise dispose of any Dover Egypt Shares (other than this Agreement). The Dover Egypt Shares held by each such Shareholder represents all of the issued and outstanding capital stock of Dover Egypt owned by such Shareholder.

       4.2  Representations and Warranties of Dover Petroleum.
Dover Petroleum represents and warrants to the Shareholders that the statements contained in this Paragraph 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.2).

            (a) Organization of Dover Petroleum. Dover Petroleum is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction. Dover Petroleum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Dover Petroleum, enforceable in accordance with its terms and conditions.
      Dover Petroleum need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the exchange transaction contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the exchange transaction contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Dover Petroleum is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Dover Petroleum is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. Dover Petroleum has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the exchange transaction contemplated by this Agreement for which any Shareholder could become liable or obligated.

            (e)   Investment.  Dover Petroleum is not acquiring
      Dover Egypt Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (f) Lack of Information. Dover Petroleum understands that Dover Petroleum is acquiring the Dover Egypt Shares without being furnished any offering literature or prospectus.
       DOVER PETROLEUM ACKNOWLEDGES THAT DOVER PETROLEUM HAS OBTAINED SUCH INFORMATION OR DATA AS DOVER PETROLEUM MAY DEEM APPROPRIATE IN ORDER TO PROVIDE DOVER PETROLEUM WITH THE BASIS OF MAKING AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE ACQUISITION OF THE DOVER EGYPT SHARES. Dover Petroleum has been given the opportunity to meet with representatives of Dover Egypt and to have such representatives answer any questions and provide any additional information regarding the terms and conditions of the acquisition of Dover Egypt as deemed relevant by Dover Petroleum or as a result of any independent investigation made by Dover Petroleum or by any representative of Dover Petroleum.

       4.3  Representations and Warranties Concerning the Transaction.

            (a) The Shareholders have caused Robert Salna, the president and chairman of the board of directors of Dover Egypt (the "Dover Egypt Responsible Party") to have provided, and Dover Petroleum acknowledges having received, copies of the certain agreements, documents and other information associated with or otherwise connected to that certain Joint Venture Agreement (the "Joint Venture Agreement") between Dover Egypt and the other parties thereto (the "Joint Venture") and that certain Option Agreement (the "Option Agreement") between the Joint Venture and Dover Investments Ltd., an Ontario corporation ("Dover Investments"), along with copies of all of the schedules, exhibits, and documents associated with the Joint Venture Agreement and the Option Agreement (collectively, the "Transaction Documents"). In connection with the Transaction Documents, Dover Petroleum is aware that Dover Egypt is the owner and holder of fifty percent of the Interests (as such term is defined in the Joint Venture Agreement) and that the Option Agreement provides an option (the "Option") to the Joint Venture to acquire all of the right, title and interest of Dover Investments in and to that certain Concession Agreement (the "Concession Agreement") dated April 23, 2001 by and between Dover Investments, the Arab Republic of Egypt (the "Government") and the Egyptian General Petroleum Corporation ("Egyptian Petroleum"). The Joint Venture Agreement requires Dover Egypt to provide funds in an amount of at least $4,000,000.00 (the "Mandatory Capital Contribution") for its Interest (as such term is defined in the Joint Venture Agreement) in accordance with the terms of the Joint Venture Agreement, which Mandatory Capital Contribution will be used by the Joint Venture to funds its obligations under the Option Agreement. Dover Petroleum is aware that as of the date hereof, Dover does not have the financial ability to provide the Mandatory Capital Contribution, and as a result the Joint Venture may not be able to fund the amounts required under the Option Agreement, in which event the Option Agreement would be subject to termination. Copies of the Joint Venture Agreement and the exhibits thereto and the Option Agreement and the exhibits thereto are attached hereto as Exhibit 4.3(a).

            (b) Dover Petroleum is aware that the Dover Egypt Responsible Party controls Dover Egypt and Dover Investments, and, as a result, certain conflicts of interest may exist in connection with the Joint Venture Agreement, the Option Agreement, the Concession Agreement and this Agreement.

            (c) Organization, Qualification, and Corporate Power. Dover Egypt is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Dover Egypt is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Dover Egypt has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Dover Egypt is not in default under or in violation of any provision of its charter or bylaws.

            (d) Capitalization. The entire authorized capital stock of Dover Egypt consists of One Hundred Million (100,000,000) shares of capital stock of which Eighty Million (80,000,000) is designated as $.0001 par value common shares and of which Twenty Million (20,000,000), is designated as $.0001 par value preferred shares, and only the Dover Egypt Shares are issued and outstanding. All of the issued and outstanding Dover Egypt Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Shareholders as set forth in on
      Exhibit 4.1. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Dover Egypt to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Dover Egypt. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Dover Egypt.

            (e) Noncontravention. Dover Egypt is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the exchange transaction contemplated by this Agreement. Neither the execution and the delivery of this Agreement nor the consummation of the exchange transaction contemplated hereby will:

             (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Dover Egypt is subject or any provision of the charter or bylaws of Dover Egypt; or

             (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Dover Egypt is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

            (f) Title to Assets. Dover Egypt has good and marketable title to, or a valid leasehold interest in, it properties and assets, acquired as a result of the Transaction Documents or otherwise, free and clear of all Security Interests, except as indicated in the Transaction Documents. Except for the assets acquired by Dover Egypt pursuant to the Transaction Documents, Dover Egypt has no other assets whatsoever.

            (g)   Subsidiaries.  Dover Egypt has no Subsidiaries.

            (h) Financial Statements. Dover has not prepared nor will it have as of the Closing Date any Financial Statements.

            (i) Undisclosed Liabilities. Dover Egypt does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except Liabilities which have been disclosed to Dover Petroleum as part of the Transaction Documents.

            (j) Legal Compliance. Dover Egypt, and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (k)   Tax Matters.

             (1) Dover Egypt has not filed any Tax Returns, but does not believe that any authority will assess any additional Taxes up to the Closing Date. There is no dispute or claim concerning any Tax Liability of Dover Egypt either
      (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Dover Egypt has Knowledge based upon personal contact with any agent of such authority.

             (2) Dover Egypt has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (l)   Real Property.

             (1)  Dover Egypt does not own any real property.

             (2) The Transaction Documents list and describe the interests of Dover Egypt in the Joint Venture and the interest that may become available to Dover Egypt in the Concession
      Agreement pursuant to the Option Agreement. .

            (m) Intellectual Property. Dover Egypt does not own any Intellectual Property.
            (n) Tangible Assets. Dover Egypt does not own or lease any buildings, machinery, equipment, and other tangible assets.

            (o)   Inventory.  Dover Egypt does not own any Inventory.

            (p) Contracts. The Transaction Documents identify each material written agreement between Dover Egypt and any third party. With respect to each such agreement:

             (1)  the agreement is legal, valid, binding,
      enforceable, and in full force and effect;

             (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the exchange transaction contemplated hereby;

             (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement;

             (4) no party has repudiated any provision of any such agreement.

            (q) Notes and Accounts Receivable. Dover Egypt does not own any notes or accounts receivable.

            (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Dover Egypt.

            (s) Insurance. Dover Egypt does not own or possess any Insurance.

            (t) Litigation. Dover Egypt is not involved in any material litigation matters, and the Dover Egypt Responsible Party has no reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against Dover Egypt.

            (u) Product Warranty. Dover Egypt does not manufacture, sell, lease, or deliver any products, and Dover Egypt has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Dover Egypt giving rise to any Liability) in connection with any Product Warranty.

            (v) Product Liability. Dover Egypt has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Dover Egypt giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Dover Egypt.

            (w) Employees. Dover Egypt has no employees other than its executive officers.

            (x) Employee Benefits. Dover Egypt does not maintain any Employee Benefit Plan.

            (y) Guaranties. Dover Egypt is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (z) Environment, Health, and Safety. Dover Egypt and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (aa) Disclosure. The representations and warranties contained in this Paragraph 4.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Paragraph 4.3 not misleading.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       5.1 General. Each of the Parties will use such Parties' best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the exchange transaction contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Paragraph 7 below).

       5.2 Notices and Consents. The Shareholders will cause Dover Egypt to give any notices to third parties, and will cause Dover Egypt to use its best efforts to obtain any third-party consents that Dover Petroleum may reasonably request in connection with the exchange transaction contemplated hereby.

       5.3 Operation of Business. The Shareholders will not cause or permit Dover Egypt to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit Dover Egypt to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

       5.4 Preservation of Business. The Shareholders will cause Dover Egypt to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, if any.

       5.5 Full Access. Each of the Shareholders will permit, and the Shareholders will cause Dover Egypt to permit, representatives of Dover Petroleum to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Dover Egypt to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Dover Egypt.

       5.6 Notice of Developments. The Shareholders will give prompt written notice to Dover Petroleum of any material adverse development causing a breach of any of the representations and warranties concerning Dover Egypt in Paragraph 4.3. Each Party will give prompt written notice to the other Parties of any material adverse development.

       5.7  Exclusivity.   None of the Shareholders will (and none
of the Shareholders will vote their Dover Egypt Shares in favor of), nor will the Shareholders cause or permit Dover Egypt (and the Shareholders will notify Dover Petroleum immediately if any Person makes any) of the following:

            (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Dover Egypt
      (including any acquisition structured as a merger, consolidation, or share exchange); or

            (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

       6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Paragraph 8 below). The Shareholders acknowledge and agree that from and after the Closing, Dover Petroleum will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Dover Egypt.

       6.2 Confidentiality. Each of the Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Dover Petroleum or destroy, at the request and option of Dover Petroleum, all tangible embodiments (and all copies) of the Confidential Information which are in such Parties' possession. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then such Shareholder will notify Dover Petroleum promptly of the request or requirement so that Dover Petroleum may seek an appropriate protective order or waive compliance with the provisions of this Paragraph 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use such Shareholder's reasonable best efforts to obtain, at the reasonable request of Dover Petroleum, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Dover Petroleum shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      7.    Conditions to Obligation to Close.

       7.1 Conditions to Obligation of Dover Petroleum. The obligation of Dover Petroleum to consummate the exchange transaction at the Closing is subject to satisfaction of the following conditions, unless Dover Petroleum waives any condition specified in this Paragraph 7.1 by executing a writing so stating at or prior to the Closing:

            (a) the representations and warranties set forth in Paragraphs 4.1 and 4.3 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the exchange transaction contemplated by this Agreement, cause the exchange transaction contemplated by this Agreement to be rescinded following consummation, affect adversely the right of Dover Petroleum to own Dover Egypt Shares and to control Dover Egypt or affect adversely the right of Dover Egypt to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

            (d)   the Shareholders shall have delivered to Dover
      Petroleum a certificate to the effect that each of the conditions specified above in Paragraphs 7.1(a) through 7.1(c) is satisfied in all respects.

            (e) all actions to be taken by the Shareholders in connection with consummation of the exchange transaction contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the exchange transaction contemplated hereby will be reasonably satisfactory in form and substance to Dover Petroleum.

       7.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the exchange transaction at the Closing is subject to satisfaction of the following conditions, unless the Shareholders waive any condition specified in this Paragraph 7.2 by executing a writing so stating at or prior to the Closing:

            (a) the representations and warranties set forth in Paragraph 4.2 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) Dover Petroleum shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the exchange transaction contemplated by this Agreement or cause the exchange transaction contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) Dover Petroleum shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Paragraph 7.2(a)-7.2(c) is satisfied in all respects; and

            (e)   Dover Petroleum shall have received the
      resignations, effective as of the Closing, of each director and officer of Dover Egypt, and in substitution thereof shall, effective as of the Closing, Dover Petroleum shall have appointed such directors and officers of Dover Egypt as may be determined appropriate by Dover Petroleum.

            (f) all actions to be taken by Dover Petroleum in connection with consummation of the exchange transaction contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the exchange transaction contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

      8.    Survival and Indemnification.

       8.1 Survival of Representations and Warranties. All of the representations and warranties of the Shareholders contained in this Agreement shall not survive the Closing hereunder (even if Dover Petroleum knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall be merged therein. All of the representations and warranties of Dover Petroleum contained in this Agreement shall not survive the Closing hereunder (even if Shareholders knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall be merged therein.

       8.2 Indemnification Provisions for Benefit of Dover Petroleum. Subsequent to the Closing, Shareholders shall not have any indemnification obligation in favor of Dover Petroleum in the event Shareholders breaches (or in the event any third party alleges facts that, if true, would mean any Shareholder has breached) any of its representations, warranties and covenants contained herein.

       8.3 Indemnification Provisions for Benefit of the Shareholders. Subsequent to the Closing, Dover Petroleum shall not have any indemnification obligation in favor of Shareholders in the event Dover Petroleum breaches (or in the event any third party alleges facts that, if true, would mean Dover Petroleum has breached) any of its representations, warranties and covenants contained herein.

       8.4  Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Paragraph 8.4(b) above:

             (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

             (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

             (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d)   In the event any of the conditions in Paragraph
      8.4(b) above is or becomes unsatisfied, however:

             (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

             (2) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and

             (3) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Paragraph 8.

       8.5 Other Indemnification Provisions. Each of the Shareholders hereby agrees that such Shareholder will not make any claim for indemnification against Dover Egypt by reason of the fact that such Shareholder was a director, officer, employee, or agent of Dover Egypt or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Dover Petroleum against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      9.    Termination.

       9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (a) Dover Petroleum and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) Dover Petroleum may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Due Diligence Review Period Expiration Date.

            (c) Dover Petroleum may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing:

             (1) in the event any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Dover Petroleum has notified the Shareholders of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach; or

             (2) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under Paragraph 7.1 hereof (unless the failure results primarily from Dover Petroleum itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (d) the Shareholders may terminate this Agreement by giving written notice to Dover Petroleum at any time prior to the Closing:

             (1) in the event Dover Petroleum has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified Dover Petroleum of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach; or

             (2) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under Paragraph 7.2 hereof (unless the failure results primarily from any of the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

       9.2  Effect of Termination.  If any Party terminates this
Agreement pursuant to Paragraph 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10.   Miscellaneous.

       10.1 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Dover Petroleum and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       10.2 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       10.5 Expenses. Each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the exchange transaction contemplated hereby. Dover Petroleum acknowledges that Dover Egypt may bear all or a part of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or the exchange transaction contemplated hereby.

       10.6 Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.

       10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

       10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.9 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       10.10 Nature of Certain Obligations. The covenants of each of the Shareholders in Paragraph 2.1 above concerning the sale of such Shareholder's Dover Egypt Shares to Dover Petroleum and the representations and warranties of each of the Shareholders in Paragraph 4.1 above concerning the exchange transaction contemplated hereby are several obligations. Accordingly, the Shareholder deemed to have made the representation, warranty, or covenant that if breached and causes any Adverse Circumstances to Dover Petroleum will be solely responsible to the extent provided in Paragraph 8 above for such Adverse Consequences Dover Petroleum.

       10.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       10.12 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using registered or certified mail, return receipt requested, postage prepaid, personal delivery, recognized overnight delivery service, telecopy or electronic mail, and such notice, request, demand, claim, or other communication shall be deemed to have been duly given three (3) days after mailing if sent by registered or certified mail, on the day same is provided to the party undertaking personal delivery, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon, on the day after same is provided to the recognized overnight delivery service, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon and on the day same is transmitted by telecopy or electronic mail, provided that the party sending same obtains a written confirmation of the electronic delivery thereof. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. The addresses of the Parties are as set forth below:

 If to the Shareholders:             To the Address listed on
                                     Exhibit 4.1


 If to Dover Petroleum:        10225 Yonge Street
                   Richmond Hill, Ontario  L4C 3B2
                   Canada

 If to Dover Egypt:           5100 Town Center Circle
                   Suite 430
                   Boca Raton, Florida  33486

       10.13 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Dover Petroleum; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). After the Closing, Dover Petroleum shall make such press releases or public announcements as may be determined by Dover Petroleum, in the exercise of the reasonable judgement of Dover Petroleum.

       10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       10.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions (without the necessity of posting a bond therefor) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Paragraph 10.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       10.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Shareholder hereby appoints the Secretary of State of the State of Florida as such Shareholder's agent to receive on behalf of such Shareholder service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process as follows (or in any other manner permitted by law or at equity):

            (a) to the Party to be served at the address and in the manner provided for the giving of notices in Paragraph
      10.12 above; or

            (b) to the Shareholder to be served in care of the Secretary of State of the State of Florida.

       10.17 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Parties' rights, interests, or obligations hereunder without the prior written approval of Dover Petroleum and the Shareholders.

                    (Signatures appear next page)
 IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                             Dover Petroleum, Corp.



                                             By: /s/ Ted McKechnie
                                                    Ted Mckechnie, President




                                             Dover Egypt Responsible
                                             Party

                                             Dover Petroleum Egypt
                                             I, Inc.



                                             By: /s/ Robert Salna
                                             Robert Salna, President



                SHAREHOLDER COUNTERPART SIGNATURE PAGE



                                             SHAREHOLDER:




                                             Robert Salna




                                             Allan Ibbitson




                                             Edward H. Gilbert


                             Exhibit 4.1

              Shareholder Representations and Warranties

      1.    Shares Issued:

Shareholder            Address                                 Shares Owned

Robert Salna           10225 Yonge Street, Richmond Hill               1,000,000
                       Ontario  L4C 3B2 Canada

Allan Ibbitson         10225 Yonge Street, Richmond Hill                 500,000
                       Ontario  L4C 3B2 Canada

Edward H. Gilbert      5100 Town Center Circle, Suite 430
                       Boca Raton, Florida 33486                         100,000


Total                                                                  1,600,000



                            Exhibit 4.3(a)

                      The Transaction Documents